EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

PARENT

First Financial Service Corporation

	State of	Percentage
SUBSIDIARIES	Incorporation	Owned

First Federal Savings Bank of Elizabethtown	Kentucky	100%

First Service Corporation of Elizabethtown (a)	Kentucky	100%

First Federal Office Park, LLC (a)	Kentucky	100%

Heritage Properties, LLC (a)	Kentucky	100%

First Federal Statutory Trust II (a)	Kentucky	100%

First Federal Statutory Trust III (a)	Kentucky	100%

(a)  Wholly-owned subsidiaries of First Federal Savings Bank of Elizabethtown.